Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces First Quarter 2004 Earnings

(Bassett, Va.)—March 25, 2004—Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today its earnings for its fiscal quarter ended February 28, 2004.

Sales for the first quarter of 2004 were $76.6 million, down 1.3% from first quarter 2003 levels. The net growth in the Company’s ongoing distribution channels, fueled by increased shipments to Bassett Furniture Direct stores (BFDs) and greater demand for juvenile products, offset most of the expected $3.8 million sales decrease with JCPenney. Shipments into the BFD channel were up 11% over 2003 but were below what the Company anticipated due to lower than expected written retail business in January. February and March written retail sales have rebounded to expected levels.

The Company reported net income for the quarter of $2.3 million or $.20 per share after realizing a $3.9 million gain on the sale of its former California upholstery facility and recognizing a $2.8 million restructuring and impaired asset charge. The Company continues to transition its business, examine its domestic manufacturing cost structure and focus on its core assets and competencies. These efforts resulted in the impaired asset and restructuring charge which included closing the Company’s Hiddenite, N.C., upholstery manufacturing facility, restructuring its Macon, Ga., wood manufacturing facility and plans to sell certain non-core assets. Excluding the gain and charge, net income was $1.6 million or $.13 per share compared to $.8 million or $.06 per share in the first quarter of 2003 (excluding restructuring and impaired asset charges and cumulative effect of accounting change). A reconciliation to the net income and earnings per share calculations has been set forth below.

The two percentage point reduction in selling, general and administrative expenses year-over-year was primarily the result of actions taken in 2003 which lowered the expense structure in an effort to improve the profitability of the Company-owned retail stores.

The Company generated $2.7 million of operating cash flows during the first quarter of 2004 through a combination of earnings and inventory reduction. Cash flows from operations improved by $8.4 million in 2004 as compared to 2003. The proceeds from the sale of the California facility were also received in the quarter. Cash flow generated during the quarter was used primarily to fund capital spending, pay a quarterly dividend, and purchase investments.

“We are pleased with our year-over-year earnings improvement and our continued positive cash flow,” said Robert H. Spilman Jr., president and chief executive officer. “However, we are not satisfied with our current level of earnings. Our focus continues to be on better execution at the store level and the profitability of our Wood Division. Our Upholstery Division continued its solid performance even as we consolidated two plants into one facility, and we were pleased that our Company-owned stores in Texas (LRG) posted positive earnings for the quarter.”

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on June 1, 2004, to shareholders of record on May 17, 2004.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With over 100 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of fiscal year 2003, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income—Unaudited

(In thousands, except for per share data)

	13 Weeks Ended February 28, 2004		13 Weeks Ended March 1, 2003
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$76,568	100.0%	$77,614	100.0%
Cost of sales	56,901	74.3%	57,410	74.0%

Gross profit	19,667	25.7%	20,204	26.0%

Selling, general and administrative	18,496	24.2%	20,298	26.2%
Gain on sale of property	(3,890)	(5.1%)	—	0.0%
Restructuring and impaired asset charges	2,840	3.7%	3,200	4.1%

	17,446	22.8%	23,498	30.3%

Income (loss) from operations	2,221	2.9%	(3,294)	(4.2%)
Other income, net	1,013	1.3%	1,142	1.5%

Income before income taxes and cumulative effect of accounting change	3,234	4.2%	(2,152)	(2.8%)
Income tax (provision) benefit	(906)	(1.2%)	602	0.8%

Income (loss) before cumulative effect of accounting change	2,328	3.0%	(1,550)	(2.0%)

Cumulative effect of accounting change, net of income tax of $3,200	—	0.0%	(4,875)	(6.3%)

Net income (loss)	$2,328	3.0%	$(6,425)	(8.3%)

Basic earnings (loss) per share:	$0.20		$(0.55)

Diluted earnings (loss) per share:	$0.20		$(0.55)

Note—As reflected and explained in the Company’s 2003 Annual Report, 2003 first quarter amounts were adjusted to reflect the adoption of FIN 46R for LRG which required consolidation of LRG as of the beginning of 2003.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	13 Weeks Ended February 28, 2004	13 Weeks Ended March 1, 2003

Net income (loss) as reported	$2,328	$(6,425)
Gain on sale of property, net of income taxes	(2,801)	—
Restructuring and impaired asset charge, net of income taxes	2,045	2,304
Cumulative effect of accounting change, net of income taxes	—	4,875

Net income as adjusted	$1,572	$754

Reconciliation of Earnings (Loss) Per Share as Reported

to Earnings Per Share as Adjusted (Unaudited)

	13 Weeks Ended February 28, 2004	13 Weeks Ended March 1, 2003

Diluted earnings (loss) per share	$0.20	$(0.55)
Gain on sale of property, net of income taxes	(0.24)	—
Restructuring and impaired asset charge, net of income taxes	0.17	0.19
Cumulative effect of accounting change, net of income taxes	—	0.42

Diluted earnings per share as adjusted	$0.13	$0.06

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited) February 28, 2004	November 29, 2003
Assets

Current assets
Cash and cash equivalents	$18,781	$15,181
Accounts receivable, net	40,313	39,230
Inventories	33,865	36,454
Deferred income taxes	5,351	5,307
Assets held for sale	1,868	1,881
Other current assets	1,941	4,525

Total current assets	102,119	102,578

Property and equipment, net	45,877	48,800

Investments	72,839	65,151
Retail real estate, net	32,922	32,930
Notes receivable, net	15,706	15,399
Other, net	13,241	15,522

	134,708	129,002

Total assets	$282,704	$280,380

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$15,712	$15,127
Accrued liabilities	20,812	22,341

Total current liabilities	36,524	37,468

Long-term liabilities
Employee benefits	9,766	9,824
Distributions in excess of affiliate earnings	14,352	13,070

	24,118	22,894

Commitments and Contingencies

Stockholders’ equity
Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding—11,697,418 in 2004 and 11,599,936 in 2003	58,487	58,000
Retained earnings	160,352	159,487
Accumulated other comprehensive income—unrealized holding gains, net of income tax	3,223	2,531

Total stockholders’ equity	222,062	220,018

Total liabilities and stockholders’ equity	$282,704	$280,380

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—Unaudited

(In thousands)

	13 Weeks Ended February 28, 2004	13 Weeks Ended March 1, 2003
Operating Activities
Net income (loss)	$2,328	$(6,425)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,519	2,773
Equity in undistributed income of investments	(1,901)	(1,830)
Provision for write-down of property and equipment	2,103	1,530
Cumulative effect of accounting change, net	—	4,875
Provision for losses on trade accounts receivable	90	29
Net gain from sales of investments	(349)	—
Net gain from sales of property and equipment	(3,890)	(13)
Deferred income taxes	838	(602)
Changes in employee benefit liabilities	(58)	(56)
Changes in operating assets and liabilities, exclusive of assets and liabilities acquired in a business combination:
Trade accounts receivable	(1,173)	(2,856)
Inventories	2,589	(4,830)
Refundable income taxes	—	2,003
Other current assets	554	(539)
Accounts payable and accrued liabilities	(944)	203

Net cash provided by (used in) operating activities	2,706	(5,738)

Investing Activities
Purchases of property and equipment	(2,190)	(1,836)
Proceeds from sales of property and equipment	6,104	183
Proceeds from sales of investments	4,414	17,000
Purchases of investments	(9,414)	(12,000)
Dividends from an affiliate	2,343	1,874
Other, net	614	410

Net cash provided by investing activities	1,871	5,631

Financing Activities
Borrowings under revolving credit arrangement	—	4,000
Issuance of common stock, net	1,354	38
Repurchases of common stock	—	(914)
Cash dividends	(2,331)	(2,318)

Net cash provided by (used in) financing activities	(977)	806

Net change in cash and cash equivalents	3,600	699

Cash and cash equivalents, beginning of period	15,181	2,892

Cash and cash equivalents, end of period	$18,781	$3,591

Note—As reflected and explained in the Company’s 2003 Annual Report, 2003 first quarter amounts were adjusted to reflect the adoption of FIN 46R for LRG which required consolidation of LRG as of the beginning of 2003.